Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation of our report dated May 12, 2006, accompanying the financial statements included in this annual report on Form 11-K, in the registration statement of Form S-8 (file number 33-62829) pertaining to the BNSF Railway Company 401(k) Plan for TCU Employees and the related prospectus.

/s/ Whitley Penn LLP

Fort Worth, Texas

June 28, 2006